UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 19, 2011
ARGAN, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31756	13-1947195

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Church Street, Suite 201, Rockville, MD	20850

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (301) 315-0027
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 5.02(e) — Compensatory Arrangements of Certain Officers
On April 19, 2011, Gemma Power Systems, LLC (“GPS”), Gemma Power, Inc. (“GPS-Connecticut”) and Gemma Power Systems California, Inc. (“GPS-California”), each of which is a wholly-owned subsidiary of Argan, Inc. (“Argan”), and Gemma Power Hartford, LLC (“GPS-Hartford”) and Gemma Renewable Power, LLC (“GRP”, and together with GPS, GPS-Connecticut, GPS-California and GPS-Hartford, the “Companies”), each of which is a wholly-owned subsidiary of GPS, entered into an Amended and Restated Employment Agreement, effective as of April 1, 2011 (the “Employment Agreement”), with their current Chief Executive Officer, William F. Griffin, Jr. (“Griffin”). The Employment Agreement replaced Griffin’s employment agreement with GPS dated as of December 8, 2006, as amended February 8, 2008 and March 5, 2009. Griffin is also the current Vice Chairman of the Boards of Directors of GPS, GPS-Connecticut and GPS-California, and will continue to serve in such capacity under the Employment Agreement.
Pursuant to the Employment Agreement, the initial term of Griffin’s employment will be three (3) years, commencing on April 1, 2011, and will automatically renew for successive one (1) year periods unless sooner terminated by GPS or Griffin in accordance with the terms of the Employment Agreement. Griffin’s initial annual base salary is $600,000 during the first year of his initial three (3) year term, and any increases in base salary after the first year will be negotiated in good faith by GPS and Griffin. For each fiscal year of GPS occurring within, or partially within, the term of Griffin’s employment, Griffin will be eligible for bonuses for special or extraordinary circumstances or occurrences as, in the sole discretion of the Board of Directors of GPS, may merit special consideration for Griffin; provided, however, that Griffin will be entitled to a minimum bonus (the “Minimum Bonus”) of $400,000 for each fiscal year of GPS occurring within, or partially within, the term of Griffin’s employment (prorated as necessary for any such partial fiscal year) and payable upon the completion of each fiscal year. For purposes of GPS’s fiscal year ending January 31, 2012, if Griffin is employed by GPS on that date, then he will be entitled to 100% of the Minimum Bonus.
Griffin will be permitted to participate in all employee health, retirement and insurance benefit plans applicable to officers of the Companies, and such other plans as may from time to time be made available or applicable to the Companies. GPS and/or the other Companies will maintain and pay the premiums on a key-man term life insurance policy on the life of Griffin. Such key-man term life insurance policy will name Argan as the sole beneficiary, be in an amount of not less than $5,000,000 and remain in full force and effect for the term of Griffin’s employment or until expiration of the term of the policy. Upon the termination of Griffin’s employment for any reason, GPS and/or the other Companies will assign to Griffin any and all rights which GPS and/or the Companies may have in and to the key-man term life insurance policy for the value of the prepaid unearned premium. GPS will also provide Griffin with a car allowance in the amount of $1,500 per month and GPS-paid reserved parking. Griffin is also subject to certain confidentiality provisions under the Employment Agreement, and during the term of his employment and for two (2) years thereafter, he is subject to certain non-competition and non-solicitation covenants as more fully described in the Employment Agreement.

In the event that Griffin’s employment is terminated by GPS at the Company’s Convenience (as such term is defined in the Employment Agreement) or by Griffin for Good Reason (as such term is defined in the Employment Agreement), Griffin will be entitled to receive severance benefits as follows: (i) Griffin will continue to receive his salary for the duration of the then-current term; (ii) a pro rata share of the Minimum Bonus (calculated based upon the elapsed portion of GPS’s fiscal year in which the employment termination occurs); and (iii) continued participation in the Companies’ health and benefit plans and programs (other than the Companies’ 401(k) plan(s), any other qualified retirement plan(s) or any vacation benefit) for the duration of the then-current term, or, in the case of the Companies’ health plan(s), until Griffin becomes eligible for health insurance from another source other than Medicare, subject to the terms of such continued participation in the Companies’ health and benefit plans and programs as set forth in the Employment Agreement. In the event that Griffin’s employment is terminated as a result of death or Disability (as such term is defined in the Employment Agreement), Griffin or his surviving spouse or estate, as applicable, will be entitled to receive a pro rata share of the Minimum Bonus (calculated based upon the elapsed portion of GPS’s fiscal year in which the employment termination occurs) and applicable health, disability or death benefits, if any, offered by GPS or the other Companies, subject to the eligibility requirements of such benefits. In addition to the foregoing, if Griffin’s employment is terminated by GPS or he resigns for any reason, he will be entitled to receive his salary and benefits accrued, reimbursement of expenses properly incurred, payment for all accrued vacation calculated in accordance with GPS’s standard payroll practices, in each case through the date of termination or resignation, and any other benefits required by applicable law for which he may be eligible.
The foregoing summary of the material terms of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement. A copy of the Employment Agreement is attached hereto as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated April 1, 2011, by and among Gemma Power Systems, LLC, Gemma Power, Inc., Gemma Power Systems California, Inc., Gemma Power Hartford, LLC, Gemma Renewable Power, LLC and William F. Griffin, Jr.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGAN, INC.
Date: April 20, 2011	By:	/s/ Arthur Trudel
Arthur Trudel
Senior Vice President and Chief Financial Officer